Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form F-1 of Arcos Dorados Holdings Inc., a British Virgin Islands company (“Arcos Dorados”), and in all subsequent amendments, including post-effective amendments, or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as well as any Registration Statements filed pursuant to Rule 462 of the Securities Act, as a director nominee of Arcos Dorados, with my election becoming effective as of the date of effectiveness of the Registration Statement.

Dated: March 25, 2011	By:	/s/ Michael Chu
		Name:	Michael Chu